[LETTERHEAD OF GMAC MORTGAGE, LLC]



                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                 WITH REGULATION AB ITEM 1122 SERVICING CRITERIA


March 6, 2007

GMAC Mortgage, LLC (the "Company") has responsibility for assessing compliance to Regulation AB Item 1122(d) Servicing Criteria for the GMACM Public Platform (the "Platform"). As of, and for the period ending December 31, 2006, the Company has used the applicable 1122(d) servicing criteria listed below for assessing compliance.

-       1122(d)(1)(i),(ii)(iv); 1122(d)(2)(i),(ii),(iii),(iv),(v),(vi),(vii);
        1122(d)(3)(i),(ii), (iii),(iv); 1122(d)(4)(iii),(iv),(v),(vi),(vii),
        (viii),(ix),(x),(xi),(xii),(xiii),(xiv), (xv)

The following servicing criteria are not applicable to the Company:

-       1122(d)(1)(iii); 1122(d)(4)(i),(ii)

The Company has engaged certain vendors (the "Vendors") to perform specific and limited, or scripted activities, and the Company elects to take responsibility for assessing compliance with the servicing criteria applicable to the Vendors set forth below:

-       1122(d)(2)(i); 1122(d)(4)(iv)
- A vendor posts cash receipts received via lockbox submission to the Company's lockbox clearing account.

-       1122(d)(4)(xi),(xiii)

- A vendor provides certain information to the Company to assist the Company in making tax and insurance payments on behalf of certain obligors.

The Company has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform taken as a whole. The Company has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform taken as a whole.

The Company has complied, in all material respects, with the applicable servicing criteria above as of and for the period ending December 31, 2006 for the asset-backed transactions listed in Appendix A taken as a whole (such transactions, collectively, the "GMACM Public Platform"), with exception of criteria 1122(d)(3)(i)(b), as noted in Appendix B.

An independent registered public accounting firm has issued an attestation report on the Company's assessment of compliance with the applicable servicing criteria as of, and for the period ending December 31, 2006.





/s/ Anthony N. Renzi
 --------------------
Anthony N. Renzi
Chief Operating Officer
Executive Vice President

APPENDIX A


  SECURITY


2006-J1
2006-AR1
2006-AR2
2006-HLTV1
2006-HE1
2006-HE2
2006-HE3
2006-HE4
2006-HE5

APPENDIX B

1. With regard to 1122 criteria (d)(3)(i)(b), information required per the transaction documents were excluded or reported incorrectly on certain of the investor reports.

                                CORRECTIVE ACTION

1. Corrective action has been completed to ensure ongoing compliance for the excluded reporting items.